                                                                    EXHIBIT 12.1


                      ECKERD CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
 YEARS ENDED FEBRUARY 1, 1997, FEBRUARY 3, 1996, JANUARY 28, 1995, JANUARY 29,
                           1994 AND JANUARY 30, 1993


                                       February           February            January           January            January
                                        1, 1997            3, 1996            28, 1995          29, 1994           30, 1993
                                       --------           --------            --------          --------           --------

Earnings before income taxes and
 extraordinary item                     $137,259           123,383             87,084             43,969             (2,021)
Add:
   Portion of rents representative of
    the interest factor (*)               44,165            39,599             37,282             37,024             34,845
   Interest expense                       60,691            76,836             93,735            113,215            137,404
                                        --------           -------            -------            -------           --------

     Income as adjusted                 $242,115           239,818            218,101            194,208            170,228
                                        ========           =======            =======            =======           --------

Fixed charges:
   Interest expense                       60,691            76,836             93,735            113,215            137,404
   Portion of rents representative of
    interest factor                       44,165            39,599             37,282             37,024             34,845
                                        --------           -------            -------            -------            -------

     Total fixed charges                $104,856           116,435            131,017            150,239            172,249
                                        ========           =======            =======            =======

Ratio of earnings to fixed charges          2.31              2.06               1.66               1.29
                                        ========           =======            =======            =======            -------

Deficiency in earnings to fixed charges                                                                            $  2,021
                                                                                                                   ========

(*) The portion of rents representative
    of the interest factor is calculated
    as 33-1/3% of minimum rentals.